Filed pursuant to Rule 424(b)(3)

Registration No. 333-211862

Prospectus Supplement No. 1

(To prospectus dated June 17, 2016)

OPTIMIZERX CORP.

982,472 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus dated June 17, 2016 relating to the resale by the Selling Shareholders of up to 982,472 shares of our Common Stock, par value $0.001 per share (the “Common Stock”). Of the Common Stock offered herein, 804,139 shares are issuable upon the exercise of warrants held by placement agents that were issued in connection with our March 2014 Private Placement, 45,000 shares were issued to Merriman Capital, Inc. under an Advisory Agreement dated February 23, 2015 and 133,333 shares were issued to Mr. Shadron Stastney under a Separation Agreement dated September 20, 2013.

This Prospectus Supplement No. 1 incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 27, 2016.

You should read this Prospectus Supplement No. 1 in conjunction with the prospectus, including any supplements and amendments thereto.

This Prospectus Supplement No. 1 is qualified by reference to the prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our Common Stock is traded on the OTCQB under the symbol “OPRX.” On June 27, 2016, the last reported sale price of our Common Stock was $1.14 per share.

Investing in these securities involves a high degree of risk. See “Risk Factors” on page 4 of the prospectus for a discussion of information that should be carefully considered in connection with an investment in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2016.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2016

OptimizeRx Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53605	26-1265381
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Water Street, Suite 200, Rochester, MI	48307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248.651.6568

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

The information provided in Item 5.02 concerning the entry into a material definitive agreement is incorporated by reference in this Item 1.01.

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Brian Dillon

Effective June 22, 2016, we have appointed Mr. Brian Dillon as our Senior Vice President of Product and Strategy.

With over 35 years’ experience with Software Systems and Services in the Insurance, Pharmaceutical, Pharmacy and Healthcare sectors, Mr. Dillon has been the driving force and founder of a series of successful start-up companies in Canada (QuadROM) and the US (Kelly Waldron Technology Solutions) with successful transitions in all cases. As a result of those transitions he has had the pleasure of working within Fortune 30 companies in senior management roles both domestically (McKesson) and internationally (Cegedim). The mission of each company had focused on delivering advanced sales & marketing systems, technology platforms and related services to the sectors stated above. More recently, 2006 to present, Mr. Dillon has been involved in the Health Information Technology sector as a consultant to a variety of companies with mandates including an interim role of CEO for an Electronic Health Records (EHR) company, a senior business development strategist for a publicly traded eRx systems provider in Canada, a business development specialist for a unique data mining company, product/channel strategist for a large CoPay company as well as to a select number of strategic clients within the HiTech sector.

Aside from that provided above, Mr. Dillon does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships between Mr. Dillon and any of our directors or executive officers.

Aside from the following, Mr. Dillon has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

On June 22, 2016, Mr. Dillon and our company entered into an agreement to consult with our company as our Senior Vice President of Product and Strategy. Pursuant to the agreement, Mr. Dillon will receive an annual base salary of $185,000 and he will be eligible for a bonus of up to 30% of his base salary based on our executive bonus plan. The bonus is payable in shares of our common stock or a combination of 50% cash and 50% equity, as requested by Mr. Dillon.

In addition, we also agreed to recommend to the Board of Directors that our company grant to Mr. Dillon an option under our 2013 Incentive Plan to purchase 100,000 shares of our common stock with an exercise price at fair market value per share on the date of grant. In addition, we agreed to recommend to the Board of Directors that the company grant to Mr. Dillon an option under our 2013 Incentive Plan to purchase 300,000 shares of our common stock with an exercise price at fair market value per share on the date of grant should we determine, in our sole discretion, that Mr. Dillon is responsible for achieving $2 million in new business from additional products or product extensions.

The options will be subject to vesting and other terms as set forth in the 2013 Incentive Plan, Stock Option Grant Notice and Stock Option Agreement.

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The agreement further provides that if Mr. Dillon’s consultancy with us is involuntarily terminated without cause, Mr. Dillon will be entitled to receive a severance payment of up to six months of his applicable base pay, provided that he has served for a period of six months beforehand.

The agreement contains a Business Protection Agreement that contains restrictive covenants that include a non-compete both during the consultancy and for a period of one year thereafter, and an inventions assignment clause both during the consultancy and for a period of six months thereafter. The agreement also contains a confidentiality provision.

The foregoing description of the agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Doug Baker

On June 27, 2016, we entered into an updated employment agreement with Mr. Doug Baker to continue serving as our Chief Financial Officer. Under the agreement, we agreed to compensate Mr. Baker $180,000 annually and he will be eligible for a bonus of up to 30% of his base salary based on our executive bonus plan. The bonus is payable in shares of our common stock or a combination of 50% cash and 50% equity, as requested by Mr. Baker. Mr. Baker is also eligible for employee benefits, including our 401(k) plan, medical and dental insurance and short and long term disability. The agreement further provides that if Mr. Baker’s employment with us is involuntarily terminated without cause, Mr. Baker will be entitled to receive a severance payment of up to six months of his applicable base pay.

The agreement contains a Business Protection Agreement that contains restrictive covenants that include a non-compete both during the employment and for a period of one year thereafter, and an inventions assignment clause both during the employment and for a period of six months thereafter. The agreement also contains a confidentiality provision.

A copy of the updated employment agreement is attached hereto as Exhibit 10.2, and is incorporated herein by reference. The foregoing description of the employment agreement is qualified in its entirety by reference to the full text thereto.

Terry Hamilton

On June 27, 2016, we entered into an updated employment agreement with Mr. Terry Hamilton to continue serving as our Senior Vice President of Sales. Under the agreement, we agreed to compensate Mr. Hamilton $181,650 annually and he will be eligible for a bonus of up to 40% of his base salary based on our executive bonus plan. The bonus is payable in shares of our common stock or a combination of 50% cash and 50% equity, as requested by Mr. Hamilton. Mr. Hamilton is also eligible for employee benefits, including our 401(k) plan, medical and dental insurance and short and long term disability. The agreement further provides that if Mr. Hamilton’s employment with us is involuntarily terminated without cause, Mr. Hamilton will be entitled to receive a severance payment of up to twelve months of his applicable base pay.

The agreement contains a Business Protection Agreement that contains restrictive covenants that include a non-compete both during the employment and for a period of one year thereafter, and an inventions assignment clause both during the employment and for a period of six months thereafter. The agreement also contains a confidentiality provision.

A copy of the updated employment agreement is attached hereto as Exhibit 10.3, and is incorporated herein by reference. The foregoing description of the employment agreement is qualified in its entirety by reference to the full text thereto.

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SECTION 7 – Regulation FD Disclosure

Item 7.01	Regulation FD Disclosure

On June 22, 2016, we issued a press release concerning the appointment of Mr. Brian Dillon to the new position of SVP of Product and Strategy. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Agreement, dated June 22, 2016, by and between OptimizeRx Corp. and Brian Dillon.
10.2	Employment Agreement, dated June 27, 2016, by and between OptimizeRx Corp. and Doug Baker
10.3	Employment Agreement, dated June 27, 2016, by and between OptimizeRx Corp. and Terry Hamilton
99.1	Press release, dated June 22, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptimizeRx Corporation

/s/ Doug Baker
Doug Baker
Chief Financial Officer

Date: June 27, 2016

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Exhibit 10.1

Agreement

This agreement made and entered into this June 22, 2016, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as “Employer” and Brian Dillon, hereinafter referred to as the “Consultant”.

The Employer is engaged in the business of Pharmaceutical and healthcare promotion to physicians and consumers through their electronic platforms and other means and desires Brian Dillon to serve as the Senior Vice-President Product & Strategy for the company.

Base Compensation. Your annual consulting fee is $185,000 at the rate of $7,708.33 per semi-monthly pay period, representing payment for all hours worked (“Base Compensation”). Your Base Compensation is payable in accordance with the Company’s regular practices. Your pay for the first pay period of your consulting will be prorated based on the number of days you work in that pay period.

Bonus. In addition to your Base Compensation, you will be eligible to participate in the Company’s executive bonus plan, subject to its terms and conditions, with the potential to earn a bonus of 30 % of your Base Compensation. Brian has the option to take the bonus in equity or to have a split 50/50 arrangement with 50% in cash and 50 % in equity. The option as to which is at the discretion of Brian Dillon.

Job Responsibilities. As Sr. Vice President of Product and Strategy reporting to the CEO, you are an essential member and part of our corporate management. You shall use your best efforts and devote your full time and attention to the business of the Company on a full time basis and shall at all times faithfully and industriously and to the best of your ability, experience and talent, perform all of the duties that may be required of you pursuant to the terms hereof. During the term hereof you shall not engage in any other employment or consulting activities without the express written consent of the Company other than civic, charitable and/or religious activities, directing your own passive investments and/or serving on boards of directors of other entities so long as such activities do not interfere or conflict with your duties hereunder as reasonably determined by the Company.

Equity. We will recommend to the Board of Directors that the Company grant you an option to purchase up to one hundred thousand (100,000) shares of the Company’s Common Stock at an exercise price equal to the fair market value of such shares on the date of the grant (“New Hire Share Options”). The New Hire Share Options will be granted to you pursuant to the terms of the 2013 Incentive Plan, a Stock Option Grant Notice and Stock Option Agreement, and such documents will contain applicable vesting terms and otherwise govern the terms and conditions of the equity grant.

In addition to the New Hire Share Options, we will also recommend to the Board of Directors that the Company grant you an additional option to purchase up to three-hundred thousand (300,000) shares of the Company’s Common Stock at an exercise price equal to the fair market value of such shares on the date of the grant (“New Business Share Options”) should the Company determine in its sole discretion that you have been responsible for achieving two million dollars ($2M) in new business from additional products or product extensions. The New Business Share Options, if granted, will be granted to you pursuant to the terms of the 2013 Incentive Plan, a Stock Option Grant Notice and Stock Option Agreement, and such documents will contain applicable vesting terms and otherwise govern the terms and conditions of the equity grant.

Expense Reimbursement. We will reimburse you for all approved business travel costs incurred by you pursuant to the terms of the Company travel policy.

At-Will Agreement. Please note that you are not being offered employment, nor consulting for a definite period of time, and that either you or the Company may terminate your consulting agreement at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will consulting relationship. You also have the right to terminate your consulting with the company at any time for any reason on thirty days’ prior written notice.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your agreement with the Company, you will be required to execute and return to the Company the enclosed Business Protection Agreement on or before your first day of consulting.

Conflicts of Interest and Gifts. You will promptly disclose all current and potential interests, direct or indirect, in any entity dealing with the Company which may affect actions and decisions made by you as a representative of the Company, and fully disclose any gift which raises any reasonable possibility of conflict of interest.

Compliance. You will comply with all applicable laws and Company policies in performing your duties hereunder including federal and state securities laws.

Severance Pay. If the Consultant’s agreement is terminated at any time, after the completion of six months of service,  by the Company without cause, which termination shall be effective immediately upon the date of delivery of written notice to Consultant (or at such later date as otherwise specified in such notice), the Company shall continue to pay to the Consultant, as severance pay, the monthly portion of the Consultant’s annual base rate for a period of six (6) months following such termination, subject to the Consultant’s compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

Except as set forth herein, or as set forth in your option agreements, or as may be required by applicable law, you have no right to any specific compensation or benefits, and the Company shall have no obligations to pay any salary, bonus, severance payment, accrued vacation or other amounts in connection with any termination of your consulting or attributable to the period after termination.

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Required Documentation. Your consulting for the Company is also subject to you providing the Company with proof of your legal right to work in the United States by providing the Company with acceptable documentation.

Certifications. As a condition of your consulting, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. If you are subject to any such agreement, please forward it to the Company as soon as possible.

Additionally, as a condition of your consulting, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, states the terms of your consulting agreement and supersedes and cancels any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

Accepted by Employer:	Accepted by Employee:

/s/ William J. Febbo	/s/ Brian Dillon
William J. Febbo (Date)	Brian Dillon (Date)

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Exhibit 10.2

Employment Agreement

This updated agreement made and entered into this June 27, 2016, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as “Employer” and Douglas P. Baker, hereinafter referred to as the “Employee”.

The Employer is engaged in the business of Pharmaceutical and healthcare promotion to physicians and consumers through their electronic platforms and other means and desires Douglas P. Baker to serve as the Chief Financial Officer for the company.

Base Compensation. Your annual base salary, commencing June 1, 2016, is $180,000, payable at a rate of $7,500.00 per semi-monthly pay period, representing payment for all hours worked (“Base Compensation”). Your Base Compensation is payable in accordance with the Company’s regular practices.

Bonus. In addition to your Base Compensation, you will be eligible to participate in the Company’s executive bonus plan, subject to its terms and conditions, with an annual target bonus of 30 % of your Base Compensation. Subject to board approval and registration of the plans and related legal compliance, you will have the option to take the bonus in equity or in a split 50/50 arrangement with 50% in cash and 50 % in equity. The option to take all, or a portion, of your bonus in equity is at your discretion.

Employee Benefits. In addition to your compensation, you will have the opportunity to participate in various Company benefit programs generally offered to employees, pursuant to the terms and conditions of such programs, including applicable waiting periods prior to eligibility. Currently, we offer employees a 401(k) plan, group medical and dental insurance and short and long term disability benefits. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Job Responsibilities. As Chief Financial Officer, your responsibilities include oversite and management of all financial and human resources activities, as well as other duties from time-to-time assigned by the CEO. You shall use your best efforts and devote your full time and attention to the business of the Company on a full time basis and shall at all times faithfully and industriously and to the best of your ability, experience and talent, perform all of the duties that may be required of you pursuant to the terms hereof. During the term hereof you shall not engage in any other new employment or consulting activities without the express written consent of the Company other than civic, charitable and/or religious activities, directing your own passive investments and/or serving on boards of directors of other entities so long as such activities do not interfere or conflict with your duties hereunder as reasonably determined by the Company.

Expense Reimbursement. The Company will reimburse you for all approved business travel costs incurred by you pursuant to the terms of the Company travel policy.

At-Will Employment. Please note that you are not being offered employment for a definite period of time, and that the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will employment relationship. You also have the right terminate your employment with the company at any time for any reason on thirty days’ prior written notice.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your continued employment with the Company and the increase in compensation reflected herein, you will be required to execute and return to the Company the enclosed Business Protection Agreement.

Conflicts of Interest and Gifts. You will promptly disclose all current and potential interests, direct or indirect, in any entity dealing with the Company which may affect actions and decisions made by you as a representative of the Company, and fully disclose any gift which raises any reasonable possibility of conflict of interest.

Compliance. Unless otherwise directed by the CEO or Board of Directors, you will to the best of your knowledge comply with all applicable laws and Company policies in performing your duties hereunder including federal and state securities laws.

Severance Pay. If your employment agreement is terminated at any time by the Company without cause, which termination shall be effective immediately upon the date of delivery of written notice to you (or at such later date as otherwise specified in such notice), the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation for a period of six (6) months following such termination, subject to your continued compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

Except as set forth herein, or as set forth in your option agreements, or as may be required by applicable law, you have no right to any specific compensation or benefits, and the Company shall have no obligations to pay any salary, bonus, severance payment, accrued vacation or other amounts in connection with any termination of your employment or attributable to the period after termination.

409A. To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Code Section 409A to the maximum permissible extent. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Code Section 409A under another provision of Code Section 409A. Payments pursuant to this Offer Letter (or referenced in this Offer Letter) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

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Required I-9 Documentation. Your employment with the Company is also subject to you providing, if you have not already done so, the Company with proof of your legal right to work in the United States by completing the Form I-9 and providing Company with the accepted documents specified on the Form I-9.

Certifications. By signing this letter, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company.

Additionally, by signing this letter, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, state the terms of your employment and supersede and cancel any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

Accepted by Employer:	Accepted by Employee:

/s/ William J. Febbo	/s/ Douglas P. Baker
William J. Febbo (Date)	Douglas P. Baker (Date)

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Exhibit 10.3

Employment Agreement

This updated agreement made and entered into this June 27, 2016, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as “Employer” and Terry Hamilton, hereinafter referred to as the “Employee”.

The Employer is engaged in the business of Pharmaceutical and healthcare promotion to physicians and consumers through their electronic platforms and other means and desires Terry Hamilton to serve as the Senior Vice President of Sales for the company.

Base Compensation. Your annual base salary is $181,650, payable at a rate of $7,562.50 per semi-monthly pay period, representing payment for all hours worked (“Base Compensation”). Your Base Compensation is payable in accordance with the Company’s regular practices.

Bonus. In addition to your Base Compensation, you will be eligible to participate in the Company’s executive bonus plan, subject to its terms and conditions, with an annual target bonus of 40 % of your Base Compensation. Subject to board approval and registration of the plans and related legal compliance, you will have the option to take the bonus in equity or in a split 50/50 arrangement with 50% in cash and 50 % in equity. The option to take all, or a portion, of your bonus in equity is at your discretion.

Employee Benefits. In addition to your compensation, you will have the opportunity to participate in various Company benefit programs generally offered to employees, pursuant to the terms and conditions of such programs, including applicable waiting periods prior to eligibility. Currently, we offer employees a 401(k) plan, group medical and dental insurance and short and long term disability benefits. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Job Responsibilities. As Sr. Vice President of Sales reporting to the CEO, you are an essential member and part of our corporate management that is responsible for directing our sales force, expanding our customer base, and achieving overall sales goals. You shall use your best efforts and devote your full time and attention to the business of the Company on a full time basis and shall at all times faithfully and industriously and to the best of your ability, experience and talent, perform all of the duties that may be required of you pursuant to the terms hereof. During the term hereof you shall not engage in any other new employment or consulting activities without the express written consent of the Company other than civic, charitable and/or religious activities, directing your own passive investments and/or serving on boards of directors of other entities so long as such activities do not interfere or conflict with your duties hereunder as reasonably determined by the Company.

Expense Reimbursement. The Company will reimburse you for all approved business travel costs incurred by you pursuant to the terms of the Company travel policy.

At-Will Employment. Please note that you are not being offered employment for a definite period of time, and that the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will employment relationship. You also have the right to terminate your employment with the company at any time for any reason on thirty days’ prior written notice.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your continued employment with the Company and the increase in bonus potential reflected herein, you will be required to execute and return to the Company the enclosed Business Protection Agreement.

Conflicts of Interest and Gifts. You will promptly disclose all current and potential interests, direct or indirect, in any entity dealing with the Company which may affect actions and decisions made by you as a representative of the Company, and fully disclose any gift which raises any reasonable possibility of conflict of interest.

Compliance. You will comply with all applicable laws and Company policies in performing your duties hereunder including federal and state securities laws.

Severance Pay. If your employment agreement is terminated at any time by the Company without cause, which termination shall be effective immediately upon the date of delivery of written notice to you (or at such later date as otherwise specified in such notice), the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation for a period of twelve (12) months following such termination, subject to your continued compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

Except as set forth herein, or as set forth in your option agreements, or as may be required by applicable law, you have no right to any specific compensation or benefits, and the Company shall have no obligations to pay any salary, bonus, severance payment, accrued vacation or other amounts in connection with any termination of your employment or attributable to the period after termination.

409A. To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Code Section 409A to the maximum permissible extent. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Code Section 409A under another provision of Code Section 409A. Payments pursuant to this Offer Letter (or referenced in this Offer Letter) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

Required I-9 Documentation. Your employment with the Company is also subject to you providing, if you have not already done so, the Company with proof of your legal right to work in the United States by completing the Form I-9 and providing Company with the accepted documents specified on the Form I-9.

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Certifications. By signing this letter, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. .

Additionally, by signing this letter, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, state the terms of your employment and supersede and cancel any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

Accepted by Employer:	Accepted by Employee:

/s/ William J. Febbo	/s/ Terry Hamilton
William J. Febbo (Date)	Terry Hamilton (Date)

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Exhibit 99.1

OptimizeRx Appoints Brian J. Dillon as SVP of Product and Strategy

ROCHESTER, MI – June 22, 2016 – OptimizeRx Corp. (OTCQB: OPRX), a health technology software company whose premier content-delivery platform enables pharmaceutical companies to provide on-demand patient-care services, has appointed Brian J. Dillon to the new position of SVP of Product and Strategy.

“Brian brings over 25 years of experience serving companies in the healthcare and pharmaceutical industries, including a number of OptimizeRx’s clients and channel partners,” said William Febbo, OptimizeRx’s CEO. “This appointment reflects our previously announced growth initiative to build out our internal team to increase revenue and expand our reach within EHR providers and products.”

“He will be responsible for strengthening our leadership position with our existing products, as well as launching additional products and services for our pharmaceutical clients and channel partners,” continued Febbo. “His experience within health technology and service companies makes him a great fit to help expand our EHR network and service offerings.”

Dillon commented: “OptimizeRx provides very relevant and scalable solutions to the pharmaceutical industry. I’m looking forward to working closely with management and OptimizeRx key partners, including WPP, Allscripts, Dr. First, among many others. These partnerships indicate that we are very well positioned to scale our business, which we believe will help our expanding client base to achieve better healthcare and outcomes for their patients.”

Febbo added: “In the current quarter, we added two new team members to support our direct client outreach and channel partner management. We believe these additional team members will drive growth with our existing solutions, as well as handle new products and services that we plan to launch in 2016.”

Brian J. Dillon Bio

Prior to joining OptimizeRx, Dillon provided consulting services focused on the HiTECH (Health Information Technology) and pharmaceutical manufacturers services sector. Earlier in his career, he served as partner at AccelaPartners, a consulting firm focused on Healthcare technology and the pharmaceutical industry. Prior to AccelaPartners, he served as regional vice president of Americas at Cegedim, an international healthcare software and services provider.

Dillon was previously president and CEO of Intercon Systems. Before Intercon Systems, he was founder, president and CEO of Kelly Waldron, which was eventually acquired by McKessonHBOC Technology Solutions, where he grew the company’s client base from one to 14 clients with over 5,000 individual users and grew the employee base from one to 75 employees in four years.

Earlier, he served as vice president of sales at Walsh America, where he built the company’s client base from three to 13 companies over three years with the company. Before Walsh America, he founded QuadROM Software Systems Inc. (North American division absorbed into Walsh America), where he built a solid client base of more than 20 companies with over 10,000 users worldwide.

Dillon currently serves as a director at Sofame Technologies Inc. and Visio Energy.

About OptimizeRx Corp
OptimizeRx Corporation (OTCQB:OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand awareness, access and adherence to their medications.

The company’s core product, SampleMD, replaces drug samples with electronic trial vouchers and copay coupon savings that are electronically added to an e-Prescription and sent electronically to the pharmacy and is integrated within leading electronic health record (EHR) platforms in the country, including Allscripts, Quest Diagnostics, Practice Fusion and over 350 other EHRs to reach over 250,000 healthcare providers. In turn, OptimizeRx promotes patient savings and support from the world’s largest pharmaceutical companies, including Pfizer, Lilly, Novartis, AstraZeneca and many others. For more information, please go to www.optimizerxcorp.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Company Contact:
OptimizeRx
Doug Baker
dbaker@samplemd.com
248-651-6568 x807

Investor Relations Contact:
Liolios Group
Ron Both, Senior Managing Director
oprx@liolios.com
949-574-3860